Exhibit 99.1

Press Release

Universal Display Contact:
Darice Liu
investor@oled.com
media@oled.com
+1 609-964-5123

Universal Display Corporation Announces Second Quarter 2024 Financial Results

EWING, N.J. – August 1, 2024 – Universal Display Corporation (Nasdaq: OLED), enabling energy-efficient displays and lighting with its UniversalPHOLED® technology and materials, today reported financial results for the second quarter ended June 30, 2024.

“We reported solid second quarter results as the OLED IT adoption cycle begins to gain momentum,” said Brian Millard, Vice President and Chief Financial Officer of Universal Display Corporation. “With leading OEMs embarking on their OLED IT journey with the introduction of new OLED PC products, we believe that a new multi-year capex cycle has commenced to support this growth. As the broadening proliferation of OLEDs across the consumer landscape fuels the market’s positive trajectory, we are enhancing our operational and strategic infrastructure and fortifying our leadership position in the ecosystem. This new chapter in our long-term growth story is expected to usher in tremendous opportunities for the industry and for us.”

Financial Highlights for the Second Quarter of 2024

•
Total revenue in the second quarter of 2024 was $158.5 million as compared to $146.6 million in the second quarter of 2023.
•
Revenue from material sales was $95.4 million in the second quarter of 2024 as compared to $77.1 million in the second quarter of 2023. The increase in material sales was primarily due to strengthened demand for our emitter materials.
•
Revenue from royalty and license fees was $59.6 million in the second quarter of 2024 as compared to $64.4 million in the second quarter of 2023. The decrease in royalty and license fees was primarily the result of changes in customer mix between periods, partially offset by increased sales volume.
•
Cost of material sales was $35.5 million in the second quarter of 2024 as compared to $28.6 million in the second quarter of 2023. The increase in cost of material sales was primarily due to an increase in the level of materials sales.
•
Total gross margin was 76% in the second quarter of 2024 as compared to 78% in the second quarter of 2023. The decrease was primarily due to changes in customer and product mix.
•
Operating income was $56.4 million in the second quarter of 2024 as compared to $58.6 million in the second quarter of 2023.
•
The effective income tax rate was 19.3% and 22.4% in the second quarter of 2024 and 2023, respectively.
•
Net income was $52.3 million or $1.10 per diluted share in the second quarter of 2024 as compared to $49.7 million or $1.04 per diluted share in the second quarter of 2023.

Revenue Comparison

($ in thousands)	Three Months Ended June 30,
	2024	2023
Material sales	$95,442	$77,107
Royalty and license fees	59,551	64,399
Contract research services	3,512	5,059
Total revenue	$158,505	$146,565

Cost of Materials Comparison

($ in thousands)	Three Months Ended June 30,
	2024	2023
Material sales	$95,442	$77,107
Cost of material sales	35,491	28,570
Gross margin on material sales	59,951	48,537
Gross margin as a % of material sales	63%	63%

Financial Highlights for the First Half of 2024

•
Total revenue in the first half of 2024 was $323.8 million as compared to $277.0 million in the first half of 2023.
•
Revenue from material sales was $188.7 million in the first half of 2024 as compared to $147.3 million in the first half of 2023. The increase in material sales was primarily due to strengthened demand for our emitter materials.
•
Revenue from royalty and license fees was $127.8 million in the first half of 2024 as compared to $119.6 million in the first half of 2023. The increase in royalty and license fees was primarily the result of higher unit material volume, partially offset by a reduced cumulative catch-up adjustment and changes in customer mix between periods.
•
Cost of material sales was $69.6 million in the first half of 2024 as compared to $58.1 million in the first half of 2023 primarily due to an increase in the level of materials sales, partially offset by a $3.8 million decrease in inventory reserve expense.
•
Total gross margin was 77% in the first half of 2024 as compared to 76% in the first half of 2023.
•
Operating income was $119.3 million in the first half of 2024 as compared to $104.0 million in the first half of 2023.
•
The effective income tax rate was 19.3% and 22.6% in the first half of 2024 and 2023, respectively.
•
Net income was $109.2 million or $2.29 per diluted share in the first half of 2024 compared to $89.5 million or $1.87 per diluted share in the first half of 2023.

Revenue Comparison

($ in thousands)	Six Months Ended June 30,
	2024	2023
Material sales	$188,726	$147,297
Royalty and license fees	127,819	119,609
Contract research services	7,219	10,126
Total revenue	$323,764	$277,032

Cost of Materials Comparison

($ in thousands)	Six Months Ended June 30,
	2024	2023
Material sales	$188,726	$147,297
Cost of material sales	69,587	58,058
Gross margin on material sales	119,139	89,239
Gross margin as a % of material sales	63%	61%

2024 Revised Guidance

The Company has increased the lower end of its previous revenue guidance and believes that 2024 revenue will be in the range of $645 million to $675 million. The OLED industry remains at a stage where many variables can have a material impact on results, and the Company thus caveats its financial guidance accordingly.

Dividend

The Company also announced a third quarter cash dividend of $0.40 per share on the Company’s common stock. The dividend is payable on September 30, 2024 to all shareholders of record as of the close of business on September 16, 2024.

Conference Call Information

In conjunction with this release, Universal Display will host a conference call on Thursday, August 1, 2024 at 5:00 p.m. Eastern Time. The live webcast of the conference call can be accessed under the events page of the Company's Investor Relations website at ir.oled.com. Those wishing to participate in the live call should dial 1-877-524-8416 (toll-free) or 1-412-902-1028. Please dial in 5-10 minutes prior to the scheduled conference call time. An online archive of the webcast will be available within two hours of the conclusion of the call.

About Universal Display Corporation

Universal Display Corporation (Nasdaq: OLED) is a leader in the research, development and commercialization of organic light emitting diode (OLED) technologies and materials for use in display and solid-state lighting applications. Founded in 1994 and with subsidiaries and offices around the world, the Company currently owns, exclusively licenses or has the sole right to sublicense more than 6,000 patents issued and pending worldwide. Universal Display licenses its proprietary technologies, including its breakthrough high-efficiency UniversalPHOLED® phosphorescent OLED technology that can enable the development of energy-efficient and eco-friendly displays and solid-state lighting. The Company also develops and offers high-quality, state-of-the-art UniversalPHOLED materials that are recognized as key ingredients in the fabrication of OLEDs with peak performance. In addition, Universal Display delivers innovative and customized solutions to its clients and partners through technology transfer, collaborative technology development and on-site training. To learn more about Universal Display Corporation, please visit https://oled.com/.

Universal Display Corporation and the Universal Display Corporation logo are trademarks or registered trademarks of Universal Display Corporation. All other Company, brand or product names may be trademarks or registered trademarks.

# # #

All statements in this document that are not historical, such as those relating to the projected adoption, development and advancement of the Company’s technologies, and the Company’s expected results, as well as the growth of the OLED market and the Company’s opportunities in that market, are forward-looking financial statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this document, as they reflect Universal Display Corporation’s current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated. These risks and uncertainties are discussed in greater detail in Universal Display Corporation’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, in particular, the section entitled “Risk Factors” in Universal Display Corporation’s Annual Report on Form 10-K for the year ended December 31, 2023. Universal Display Corporation disclaims any obligation to update any forward-looking statement contained in this document.

Follow Universal Display Corporation

X

Facebook

YouTube

(OLED-C)

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except share and per share data)

	June 30, 2024	December 31, 2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$92,856	$91,985
Short-term investments	437,667	422,137
Accounts receivable	124,386	139,850
Inventory	171,843	175,795
Other current assets	132,729	87,365
Total current assets	959,481	917,132
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $153,523 and $143,908	185,474	175,150
ACQUIRED TECHNOLOGY, net of accumulated amortization of $195,235 and $186,850	81,940	90,325
OTHER INTANGIBLE ASSETS, net of accumulated amortization of $11,125 and $10,414	6,163	6,874
GOODWILL	15,535	15,535
INVESTMENTS	362,459	299,548
DEFERRED INCOME TAXES	66,664	59,108
OTHER ASSETS	98,845	105,289
TOTAL ASSETS	$1,776,561	$1,668,961
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$23,636	$10,933
Accrued expenses	58,624	52,080
Deferred revenue	63,784	47,713
Other current liabilities	5,955	8,096
Total current liabilities	151,999	118,822
DEFERRED REVENUE	6,732	12,006
RETIREMENT PLAN BENEFIT LIABILITY	53,870	52,249
OTHER LIABILITIES	37,122	38,658
Total liabilities	249,723	221,735
SHAREHOLDERS’ EQUITY:
Preferred Stock, par value $0.01 per share, 5,000,000 shares authorized, 200,000 shares of Series A Nonconvertible Preferred Stock issued and outstanding (liquidation value of $7.50 per share or $1,500)	2	2
Common Stock, par value $0.01 per share, 200,000,000 shares authorized, 48,814,273 and 48,731,026 shares issued, and 47,448,625 and 47,365,378 shares outstanding, at June 30, 2024 and December 31, 2023, respectively	488	487
Additional paid-in capital	712,234	699,554
Retained earnings	860,058	789,553
Accumulated other comprehensive loss	(4,660)	(1,086)
Treasury stock, at cost (1,365,648 shares at June 30, 2024 and December 31, 2023)	(41,284)	(41,284)
Total shareholders’ equity	1,526,838	1,447,226
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,776,561	$1,668,961

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
REVENUE:
Material sales	$95,442	$77,107	$188,726	$147,297
Royalty and license fees	59,551	64,399	127,819	119,609
Contract research services	3,512	5,059	7,219	10,126
Total revenue	158,505	146,565	323,764	277,032
COST OF SALES	38,328	32,139	75,297	65,109
Gross margin	120,177	114,426	248,467	211,923
OPERATING EXPENSES:
Research and development	36,826	32,318	74,811	63,741
Selling, general and administrative	19,841	17,077	39,093	32,473
Amortization of acquired technology and other intangible assets	4,549	3,994	9,097	6,885
Patent costs	2,401	2,229	4,383	4,484
Royalty and license expense	123	169	1,774	333
Total operating expenses	63,740	55,787	129,158	107,916
OPERATING INCOME	56,437	58,639	119,309	104,007
Interest income, net	9,913	6,198	19,481	13,165
Other loss, net	(1,460)	(784)	(3,403)	(1,487)
Interest and other loss, net	8,453	5,414	16,078	11,678
INCOME BEFORE INCOME TAXES	64,890	64,053	135,387	115,685
INCOME TAX EXPENSE	(12,553)	(14,375)	(26,197)	(26,168)
NET INCOME	$52,337	$49,678	$109,190	$89,517
NET INCOME PER COMMON SHARE:
BASIC	$1.10	$1.04	$2.29	$1.87
DILUTED	$1.10	$1.04	$2.29	$1.87
WEIGHTED AVERAGE SHARES USED IN COMPUTING NET INCOME PER COMMON SHARE:
BASIC	47,549,843	47,572,971	47,553,969	47,548,404
DILUTED	47,628,113	47,618,115	47,628,470	47,593,657
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.40	$0.35	$0.80	$0.70

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)

	Six Months Ended June 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$109,190	$89,517
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	13,092	13,207
Amortization of intangibles	9,097	6,885
Amortization of premium and discount on investments, net	(4,276)	(6,845)
Stock-based compensation	18,523	11,320
Deferred income tax benefit	(7,402)	(12,782)
Retirement plan expense, net of benefit payments	962	1,397
Decrease (increase) in assets:
Accounts receivable	15,464	(16,726)
Inventory	3,952	7,365
Other current assets	(45,364)	12,038
Other assets	6,444	7,665
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	12,367	(17,651)
Other current liabilities	(2,141)	(20,811)
Deferred revenue	10,797	(15,736)
Other liabilities	(1,536)	(1,445)
Net cash provided by operating activities	139,169	57,398
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(16,334)	(27,274)
Purchases of intangibles	—	(66,063)
Purchases of investments	(174,757)	(115,048)
Proceeds from sale and maturity of investments	97,620	190,907
Net cash used in investing activities	(93,471)	(17,478)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	1,187	971
Payment of withholding taxes related to stock-based compensation to employees	(7,329)	(7,429)
Cash dividends paid	(38,685)	(33,422)
Net cash used in financing activities	(44,827)	(39,880)
INCREASE IN CASH AND CASH EQUIVALENTS	871	40
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	91,985	93,430
CASH AND CASH EQUIVALENTS, END OF PERIOD	$92,856	$93,470
SUPPLEMENTAL DISCLOSURES:
Unrealized (loss) gain on available-for-sale securities	$(2,976)	$1,848
Common stock issued to Board of Directors and Scientific Advisory Board that was earned and accrued for in a previous period	300	300
Net change in accounts payable and accrued expenses related to purchases of property and equipment	(7,082)	(54)
Cash paid for income taxes, net of refunds	47,263	59,849